Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Severstal Dearborn, LLC

We consent to the incorporation by reference in Post Effective Amendment No. 1 to registration statement (No. 333-194078) on Form S-3 of AK Steel Holding Corporation of our audit report dated April 11, 2014, with respect to the consolidated balance sheets of Severstal Dearborn, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of AK Steel Holding Corporation dated September 8, 2014.

/s/ KPMG LLP

Detroit, Michigan

September 8, 2014